UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2010

NTS MORTGAGE INCOME FUND
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18550 (Commission file number)	61-1146077 (IRS Employer Identification No.)
10172 Linn Station Road Louisville, Kentucky 40223 (Address of principal executive offices)
(502) 426-4800 (Registrant’s telephone number, including area code)
N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 4, 2010, the Board of Directors of the Fawn Lake Community Association, Inc. approved a resolution creating Asset Management, L.L.C., a Virginia limited liability company, (“AM”), and authorizing the Board of Managers of AM to execute a purchase and sale agreement (the “Agreement”) pursuant to which AM will acquire the assets of the Fawn Lake Country Club from the Corporation’s wholly owned subsidiary, NTS/Virginia Development Company (“NTS/VA”).

AM and NTS/VA are currently negotiating the Agreement between NTS/VA and AM.  The proposed purchase price for the Fawn Lake Country Club assets is $2.5 million, subject to customary pro rations.  If the Agreement is executed the sale is scheduled to close by October 26, 2010 subject to certain contingencies, including financing.  The net proceeds of the sale are expected to be used in their entirety to repay obligations of NTS/VA, or its parent company NTS Mortgage Income Fund, to PNC Bank National Associates and other creditors.

There can be no assurance that the Agreement will be executed, that if executed AM will receive the necessary financing, or that the sale will close without material changes in the terms of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND, a Delaware corporation

By:	/s/ Gregory A. Wells
Name:	Gregory A. Wells
Title:	Secretary/Treasurer/Chief Financial Officer
Date:	October 6, 2010

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